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                     January 12, 2023

       Lisa Blackwood-Kapral
       Chief Accounting Officer
       Lyft, Inc.
       185 Berry Street
       Suite 5000
       San Francisco, CA 94107

                                                        Re: Lyft, Inc.
                                                            Form 10-K/A for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38846

       Dear Lisa Blackwood-Kapral:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services